Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on Form SB-2 (Registration No. 333-131650) of our report dated July 15, 2005, on our audits of the consolidated financial statements of WPCS International Incorporated and Subsidiaries as of April 30, 2005 and 2004, and for the years then ended. We also consent to the reference to our Firm under the caption “Experts.”

/s/J.H. COHN LLP

Roseland, New Jersey
April 4, 2006